As filed with the Securities and Exchange Commission on February 3, 2023

Registration No. 333-201262

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1

TO

FORM S-8

REGISTRATION STATEMENT NO. 333-201262

UNDER

THE SECURITIES ACT OF 1933

STORE Capital Corporation

(Exact name of registrant as specified in its charter)

Maryland	45-2280254
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

8377 East Hartford Drive, Suite 100, Scottsdale, AZ	85255
(Address of Principal Executive Offices)	(Zip Code)

STORE Capital 2012 Long-Term Incentive Plan

STORE Capital Corporation 2015 Omnibus Equity Incentive Plan

(Full title of the plan)

Chad A. Freed

8377 East Hartford Drive

Suite 100

Scottsdale, AZ 85255

(Name and address of agent for service)

(480) 256-1100

(Telephone number, including area code, of agent for service)

Copies to:

Blair T. Thetford

Michael Hong

Skadden, Arps, Slate, Meagher & Flom LLP

One Manhattan West

New York, New York 10001

(212) 735-3000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

DEREGISTRATION OF UNSOLD SECURITIES

STORE Capital Corporation, a Maryland corporation (the “Company”), is filing this Post-Effective Amendment No. 1 (the “Amendment”) to the Registration Statement on Form S-8 (No. 333-201262) (the “Registration Statement”), previously filed with the Securities and Exchange Commission on December 24, 2014 to terminate all offerings and deregister any and all securities, registered but unsold or otherwise unissued as of the date hereof under the Registration Statement pertaining to the registration of an aggregate of 7,314,221 shares of the Company’s common stock, par value $0.01 per share, reserved for issuance in respect of awards to be granted, under the STORE Capital 2012 Long-Term Incentive Plan and the STORE Capital Corporation 2015 Omnibus Equity Incentive Plan.

For ease of reference, all share numbers above are as stated in the original Registration Statement, without giving pro forma effect to any adjustments, as applicable, for subsequent events such as stock splits occurring after the original filing dates of the Registration Statement.

On February 3, 2023, the Company’s securities were voluntarily delisted from the New York Stock Exchange. In connection with the delisting, the Company’s equity securities have ceased to be publicly traded and the Company is terminating all offerings of its securities pursuant to its existing registration statements under the Securities Act of 1933, as amended, including the Registration Statement. In accordance with an undertaking made by the Company in Item 9 of the Registration Statement to remove from registration, by means of a post-effective amendment, any securities that remain unsold at the termination of the offering, the Company hereby removes and withdraws from registration all securities of the Company registered under the Registration Statement that remain unsold as of the date hereof, and terminates the effectiveness of the Registration Statement. After giving effect to the Amendment, there will be no remaining securities registered by the Company pursuant to the Registration Statement.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Company certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment No. 1 to the Registration Statement on Form S-8 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Scottsdale, State of Arizona, on February 3, 2023:

STORE Capital Corporation

By:	/s/ Chad. A. Freed
Name: Chad A. Freed Title: Executive Vice President – General Counsel

No other person is required to sign this Post-Effective Amendment in reliance upon Rule 478 under the Securities Act of 1933.